CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-134320 on Form S-1 and into Registration Statement No. 333-147579 on Form S-8 of our report dated April 21, 2011, on our audit of the consolidated financial statements of Northwest Biotherapeutics, Inc. and Subsidiary (a development stage company) ("the Company") appearing in the Annual Report on Form 10-K of Northwest Biotherapeutics, Inc. for the year ended December 31, 2010.

Our report, dated April 21, 2011, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception, net operating cash flow deficits and has a deficit accumulated during the development stage.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
April 21, 2011